SCHEDULE 14A INFORMATION
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Eyetech Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3 Times Square, 12th floor • New York, NY 10036
T: 212-997-9241 • F: 212-997-9251
www.eyetech.com

March 26, 2004

Dear Stockholder:

      I am pleased to invite you to attend Eyetech Pharmaceuticals, Inc.’s first annual meeting of stockholders as a publicly-traded company, to be held on Wednesday, May 12, 2004 at The Reuters Building Conference Center, 3 Times Square, 30th Floor, New York, NY 10036. The meeting will begin promptly at 9:00 a.m., local time.

      Enclosed are the following:

•	Eyetech Pharmaceuticals, Inc.’s Notice of Annual Meeting of Stockholders and Proxy Statement for 2004;

•	Eyetech Pharmaceuticals, Inc.’s Annual Report on Form 10-K for 2003; and

•	A proxy card with a return envelope to record your vote.

      Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

      Your vote is important. Please date, sign, and return your proxy card in the enclosed envelope as soon as possible to assure that your shares will be represented and voted at the annual meeting, even if you cannot attend. If you attend the annual meeting, you may vote your shares in person even though you have previously signed and returned your proxy card.

      On behalf of your Board of Directors, thank you for your continued support and interest in Eyetech.

Sincerely,

John P. McLaughlin
Chairman of the Board

EYETECH PHARMACEUTICALS, INC.
3 Times Square
New York, New York 10036
(212) 997-9241

Notice of Annual Meeting of Stockholders

TIME:	9:00 a.m., Wednesday, May 12, 2004
PLACE:	The Reuters Building Conference Center, 3 Times Square, 30th Floor, New York, NY 10036
ITEMS OF BUSINESS:	1. To elect three members of the Board of Directors to hold office until Eyetech’s 2007 Annual Meeting of stockholders.
2. To ratify the selection of Ernst & Young LLP as independent auditors for Eyetech for the year ending December 31, 2004, which selection was made by the Audit Committee of the Board of Directors.
3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.
RECORD DATE:	You are entitled to vote at the annual meeting and at any adjournments thereof if you were a stockholder at the close of business on Tuesday, March 23, 2004.
VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instruction on the proxy card.

By Order of the Board of Directors,

John P. McLaughlin
Chairman of the Board

New York, New York

March 26, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE YOUR REPRESENTATION AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD OWNER A PROXY IN YOUR NAME.

EYETECH PHARMACEUTICALS, INC.

3 Times Square
New York, New York 10036

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 12, 2004

       The 2004 Annual Meeting of Stockholders of Eyetech Pharmaceuticals, Inc. will be held on Wednesday, May 12, 2004, at The Reuters Building Conference Center, 3 Times Square, 30th Floor, New York, NY 10036, beginning promptly at 9:00 a.m., local time. The enclosed form of proxy is solicited by our Board of Directors for use at the annual meeting and at any adjournment of that meeting.

      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 is being mailed to stockholders with the mailing of these proxy materials on or about March 29, 2004.

      As used in this proxy statement, the terms “Eyetech,” the “Company” and “we” each refers to Eyetech Pharmaceuticals, Inc. and shall include its subsidiary, unless the context otherwise requires.

INFORMATION ABOUT THE MEETING

Q:   Why am I receiving these materials?

A:	Eyetech, at the direction of Eyetech’s Board of Directors (the “Board”), is providing these proxy materials to all Eyetech stockholders in anticipation of Eyetech’s annual stockholders’ meeting, which will take place on May 12, 2004.

Q:   What information is contained in these materials?

A:	The information contained in this proxy statement includes

•	A description of the proposals to be voted on at Eyetech’s annual stockholders’ meeting;

•	the voting process related to our annual stockholders’ meeting;

•	the compensation of our directors and our most highly paid officers; and

•	other information required by the U.S. Securities and Exchange Commission (the “SEC”).

      Also enclosed are

•	Eyetech’s 2003 Annual Report on Form 10-K with audited financials statements and

•	A proxy card with a return, pre-paid and addressed envelope.

Q:   What am I being ask to voting on?

A:	You are being asked to vote on:

•	the re-election of three Eyetech directors; and

•	the ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent auditors for 2004.

      Please note:

•	no cumulative voting rights are authorized and

•	dissenters’ rights are not applicable to these matters.

Q:   How does Eyetech’s Board of Directors recommend that I vote?

A:	Eyetech’s Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board and

•	“FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent auditors for 2004.

Q:   Who is entitled to vote?

A:	Only holders of record of Eyetech’s common stock as of the close of business on March 23, 2004 are entitled to vote at our 2004 annual meeting. We refer to this date as the “Record Date.” As of the Record Date, 39,660,272 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote.

HOW TO VOTE YOUR SHARES

Q:   How can I vote my shares?

A:	You may vote by one of the following two ways:

•	Mail. You may vote by mail by signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope.

•	In person at the meeting. Written ballots will be passed out to anyone who is eligible and wants to vote at the meeting. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you must request a legal proxy from your broker or other nominee before the meeting to vote at the meeting. See “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

Q:   How are my votes cast when I sign and return a proxy card?

A:	When you sign the proxy card, you appoint Glenn Sblendorio, our Chief Financial Officer, and Douglas H. Altschuler, our General Counsel, as your representatives at the meeting. One of Messrs. Sblendorio and Altschuler will vote your shares at the meeting as you have instructed them on the proxy card.

Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting in case your plans change. This way, your shares will be voted whether or not you actually attend the meeting.

Q:   What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many Eyetech stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

          Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company of New York, New York, you are considered, with respect to those shares, the stockholder of record. In such case, these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to Eyetech or to vote in person at the annual meeting. Eyetech has enclosed a proxy card and a pre-paid and addressed envelope for you to use.

          Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares. The shares held by a stock brokerage account or by a bank or other nominee are said to be held in street name. If your shares are held in street name, these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares for the annual meeting. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder (i.e., your broker, bank or other nominee) giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:   How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by completing and mailing your proxy card or voting instruction card in the enclosed prepaid and addressed envelope. Please refer to the enclosed materials for details.

Q:   How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at our annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, Eyetech recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend our annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder (i.e., your broker, bank or other nominee) giving you the right to vote the shares.

Q:   Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote or by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. There will be no double counting of votes.

Q:   What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:   Will my shares be voted if I do not sign and return my proxy card?

A:	If your shares are held in a street name, your brokerage firm, bank or other nominee may vote your shares under certain circumstances. These circumstances include certain “routine” matters, such as the matters currently before stockholders at our annual meeting, i.e., the election of directors and ratification of auditors. Therefore, if you do not vote your proxy, your brokerage firm, bank or other nominee may either vote your shares or leave your shares unvoted. When a brokerage firm, bank or other nominee votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting.

A nominee cannot vote customers’ shares on non-routine matters. Therefore, if your shares are held in a street name and you do not vote your proxy, your shares will not be voted on non-routine matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

ABOUT VOTING PROCEDURE AT THE MEETING

Q:   How many votes do you need to hold the meeting?

A:	Shares are counted as present at the meeting if the holder of those shares either is present and votes in person at the meeting or has properly submitted a proxy card.

Of the 39,660,272 shares of common stock outstanding as of the Record Date, a majority, or more than 19,830,136 shares, must be present at the meeting in person or represented by proxy to hold the meeting and conduct business. This is called a “quorum.” Once a quorum is established at a meeting, it shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares that are held in a street name by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q:   How will votes be counted?

A:	Election of Directors

In the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” with respect to one or more of the nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” will not be voted, although it will be counted for purposes of determining whether there is a quorum. You may withhold authority for the election of a particular nominee by marking the “FOR” box and striking a line through the name of the nominee. Your shares will then be voted only for the nominees whose names do not have a line through them on the proxy card.

          Ratification of Auditors

For the ratification of our auditors you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, abstentions are counted for purposes of establishing a quorum. Because ratification of the selection of the independent auditors requires a vote “FOR” such ratification by a majority of shares voting, abstentions and “broker non-votes” will have no effect on the outcome of voting on this matter. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” the ratification of the selection of the independent auditors.

Note: If you return a signed proxy card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board, specifically: “FOR” the named nominees for directors and “FOR” the ratification of the appointment of our independent auditors.

All votes will be tabulated by the inspector of elections appointed for the meeting, a representative of American Stock Transfer & Trust Company, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes.”

Q:   How many votes must the nominees for election as directors receive to be elected?

A:	The three nominees receiving the highest number of affirmative votes will each be elected as a director. This number is called a plurality.

If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees.

Q:   How many votes are required to approve the ratification of the independent auditors?

A:	The ratification of the independent auditors requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and voting at the annual meeting.

Q:   Is my vote confidential?

A:	Yes. Only the inspector of elections and certain employees of Eyetech will have access to your proxy card. They will tabulate and certify the vote. Any comments written on the proxy card will remain confidential unless you ask that your name be disclosed.

HOW TO FIND VOTING RESULTS

Q:   Where do I find the voting results of the meeting?

A:	We plan to announce preliminary voting results at the meeting and will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2004. That Form 10-Q will be filed with the SEC and you can obtain a copy by any of the following means:

•	reviewing our SEC filings under the heading SEC filings within the Investor Relations section of our website at www.eyetech.com;

•	reviewing our SEC filings through the SEC’s EDGAR filing system at www.sec.gov;

•	contacting our Investor Relations Department at (212) 997-9241; or

•	contacting the SEC at (800) SEC-0330 for the location of the nearest public reference room.

BOARD STRUCTURE AND COMPENSATION

      Eyetech’s Board has nine directors. The nine directors on the Board are divided into three classes of directors with each class serving staggered three-year terms.

      The Board has the following three committees:

      (1) Audit,

      (2) Compensation, and

      (3) Governance and Nominations.

      The membership and function of each committee are described below.

Governance and
Name of Director	Audit		Compensation		Nominations	Notes

Non-Employee Directors:
John P. McLaughlin(1)			X		X
Srinivas Akkaraju, M.D., Ph.D.(2)			X
Marty Glick(3)	X
Michael Mullen(4)	X
Samir Patel, M.D.(5)						Not a member of any Board committee
Edward Penhoet, Ph.D.(6)			X	*
Henry Simon(7)	X	*			X
Damion E. Wicker, M.D.(8)					X *

Employee Director:
David R. Guyer, M.D.(9)						Not a member of any Board committee

X = Committee member; * = Chairperson

(1)	John P. McLaughlin served as Chairman of the Board and a director since February 2000.

(2)	Srinivas Akkaraju, M.D., Ph.D. has been a director since July 2001.

(3)	Marty Glick has been a director since February 2000.

(4)	Michael G. Mullen, CFA has been a director since October 2002.

(5)	Samir Patel, M.D. has been a director since February 2000 and a consultant since October 2001.

(6)	Edward Penhoet, Ph.D. has been a director since July 2001.

(7)	Henry Simon has been a director since July 2001.

(8)	Damion E. Wicker, M.D. has been a director since July 2001.

(9)	David R. Guyer, M.D. is a co-founder of our company and has been our Chief Executive Officer and a director since February 2000.

Board Committees

      The Board has established three standing committees — Audit, Compensation, and Governance and Nominations — each of which operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on the Investor Relations — Corporate Governance section of our website, www.eyetech.com. In addition, a copy of the Audit Committee charter, as in effect on the date of this proxy statement, is attached as Appendix A.

      The Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under the new rules of the NASDAQ Stock Market that become applicable to us on the date of the annual meeting, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities and Exchange Act of 1934 (the “Exchange Act”).

     Audit Committee

      The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from our independent auditors;

•	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal accounting staff, independent auditors and management; and

•	preparing the audit committee report required by SEC rules (which is included in this proxy statement).

      The Board of Directors has determined that Marty Glick is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

      The members of the Audit Committee are Mr. Simon, the chairman of the committee, and Messrs. Glick and Mullen.

     Compensation Committee

      The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

      The members of the Compensation Committee are Dr. Penhoet, the chairman of the committee, and Dr. Akkaraju and Mr. McLaughlin.

     Governance and Nominations Committee

      The Governance and Nominations Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing evaluation of the Board.

      The members of the Governance and Nominations Committee are Dr. Wicker, the chairman of the committee, and Mr. Simon and Mr. McLaughlin.

Compensation Committee Interlocks and Insider Participation

      None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or compensation committee. None of the members of our compensation committee has ever been our employee.

Statement on Corporate Governance

      Eyetech adopted formal corporate governance guidelines in September 2003. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NASDAQ Stock Market’s new corporate governance listing standards regarding corporate governance policies and processes. We have updated our corporate governance standards in March 2004 to be in compliance with such rules and listing standards.

      We also adopted charters for our Audit, Compensation and Governance and Nominations Committees in September 2003. Upon the recommendation of our respective committees our Board adopted new charters for each Committee in March 2004 to comply with the NASDAQ Stock Market’s new corporate governance listing standards and best practice. You can access our committee charters and our code of business conduct and ethics in the Corporate Governance section of the Investor Relations section of our website at www.eyetech.com or by writing to us at Eyetech Pharmaceuticals, Inc., 3 Times Square, 12th Floor, New York, New York 10036, Attention: Investor Relations.

      Our Board has adopted a process by which security holders can send communications to the Board. Such communication should be sent to: Eyetech Pharmaceuticals, Inc., 3 Times Square, 12th Floor, New York, NY 10036, ATTN: Board of Directors. Such communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the General Counsel considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

      During 2003, the Board acted by written consent once and held 11 meetings, 4 of which were in person and 7 of which were telephonic. The frequency in meetings was due in part to activities related to our initial public offering. Each director attended at least 75% of the aggregate number of Board and applicable committee meetings. Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. We did not have an annual stockholders’ meeting in 2003.

Board Independence

      Under NASDAQ rules that become applicable to us on the date of the annual meeting, a director of our company will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that none of Messrs. McLaughlin, Glick, Mullen, Simon or Drs. Akkaraju, Penhoet or Wicker has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Compensation Arrangements

      We reimburse each member of our Board for reasonable travel and other expenses in connection with attending meetings of the Board. David R. Guyer, our Chief Executive Officer, does not receive any separate compensation for his Board activities.

      In 2003, we granted to each of our board members other than David Guyer options to purchase 30,000 shares of our common stock at an exercise price of $1.44 per share. These options are immediately exercisable. However, the shares purchasable upon exercise of these options are subject to our right of repurchase that, subject to the director’s continued service on our board, lapses monthly over the four-year period from the date of grant.

      In September 2003, our Board approved a program under our 2003 stock incentive plan in which each non-employee director is eligible to receive an option to purchase 30,000 shares of our common stock upon his or her appointment to our Board. One-quarter of these options will vest on the first anniversary of the grant date and then in 36 equal monthly installments, subject to the recipient’s continued service as a director. Each non-employee director is also eligible to receive an annual grant of an option to purchase 7,500 shares of our common stock at each year’s annual meeting after which he or she will continue to serve as a director. These options will vest in 48 monthly installments beginning one month after the grant date, subject to the recipient’s continued service as a director. Each non-employee director stock option will terminate on the earlier of 10 years from the date of grant and 90 days after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate three months from the date of the director’s death or disability. The exercise price of all of these options will equal the fair market value of our common stock on the date of grant.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board has nominated three individuals currently serving as directors to stand for re-election at the annual meeting. Each director elected at the annual meeting will serve for a three-year term expiring at Eyetech’s 2007 annual meeting of stockholders, but will continue in service until their respective successors are elected and qualified. A director’s service on the Board may end earlier than the three-year term in the event of the director’s death, resignation or removal.

      Except as otherwise provided in this proxy statement, the proxy cannot be voted for the election of a person to fill a directorship if the nominee for the directorship is not named in this proxy statement. The Board has no reason to believe that any of the nominees for the office of director will be unavailable for election and service as a director. However, if at the time of the annual meeting any of the nominees should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the Board to elect substitute nominees recommended by the Board. In no event can a proxy be voted to elect more than three directors.

      This information with respect to director nominees and directors set forth below has been furnished by the respective individuals. Each individual’s age is as of the date of this proxy statement. There are no family relationships among Eyetech’s executive officers and directors.

      The following list sets forth the names of the nominees for directorships and also contains, as to each nominee, certain biographical information, a brief description of principal occupation and business experience, as well as other information.

Nominees for Three-Year Terms That Will Expire in 2007

John P. McLaughlin Age 52	Mr. McLauglin is a co-founder of our company and has been our Chairman of the Board and a director since February 2000. Mr. McLaughlin has served as President and Chief Executive Officer of Corgentech, Inc., a publicly-traded biopharmaceutical company, since January 2000. From December 1997 to September 1999, Mr. McLaughlin was president of Tularik, Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President, with responsibility for many commercial functions. Mr. McLaughlin served as a counsel to the United States House of Representatives committee responsible for drafting several of the FDA laws, including those governing orphan drugs, generic drug approvals, patent term extensions and export of unapproved drugs from the United States, and previously practiced law in Washington, D.C. Mr. McLaughlin received his J.D. from Catholic University and B.A. from the University of Notre Dame.

Srinivas Akkaraju, M.D., Ph.D. Age 36	Dr. Akkaraju has been a director since July 2001. Since April 2001, Dr. Akkaraju has been a principal of the Life Sciences team in the Healthcare Group at JPMorgan Partners, LLC, formerly Chase Capital Partners, a global private equity company affiliated with J.P. Morgan Chase & Co. From October 1998 to April 2001, he was in the Business and Corporate Development group at Genentech, Inc., most recently as senior manager, where he was responsible for worldwide partnering activities including technology access deals, in-licensing of early and late-stage therapeutics, and out-licensing of Genentech development projects. In addition to his business development role, he also served for the last year as project team leader for one of Genentech’s clinical development products. During this time, Dr. Akkaraju was also a founding member of BioStreet, an online marketplace for biotech opportunities. Prior to joining Genentech in 1998, Dr. Akkaraju was a graduate student at Stanford University. Dr. Akkaraju is a director of Seattle Genetics, Inc., a biotechnology company. Dr. Akkaraju received his undergraduate degrees in Biochemistry and Computer Science from Rice University and his M.D. and Ph.D. in Immunology from Stanford University.

Michael G. Mullen, CFA Age 45	Michael G. Mullen, CFA has been a director since October 2002. Since 1999, Mr. Mullen has been a member of the Bellevue Group of Switzerland, which focuses on investing in public and private biotechnology companies in the United States and Europe. He currently serves as President of Bellevue Research, Inc., the United States research arm of the Bellevue Group. From 1990 to September 1999, Mr. Mullen held various positions at SG Cowen Securities, formerly Cowen & Co, including partner, managing director and senior research analyst in medical technology. Mr. Mullen is also a member of the Board of Directors of Theravance Inc. Mr. Mullen received his M.B.A. in Finance from the Kelley School of Business at Indiana University, Bloomington. He is also a Chartered Financial Analyst and a member of the Association for Investment Management and Research.

Eyetech’s Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

      Eyetech’s directors listed below, whose terms are not expiring this year, will continue in office for the remainder of their terms or earlier in accordance with Eyetech’s Bylaws. Information regarding the business experience of each of such directors is provided below.

Directors Whose Terms Will Expire in 2005

Samir Patel, M.D. Age 43	Dr. Patel is a co-founder of our company and has been a director since February 2000. From 1992 to December 2003, Dr. Patel served as the Director of the Retina Service at the University of Chicago, where he is an Associate Professor. His main area of research at the University of Chicago was focused on age-related macular degeneration. Dr. Patel served as the Residency Program Director at the University of Chicago from 1992 until July 2000. Dr. Patel received his M.D. from the University of Massachusetts Medical School and was an ophthalmology resident at the University of Chicago. Dr. Patel completed his fellowship training in retinal surgery at the Massachusetts Eye and Ear Infirmary, a teaching affiliate of Harvard Medical School.

Edward Penhoet, Ph.D. Age 63	Dr. Penhoet has been a director since July 2001. Dr. Penhoet is the Chief Program Officer for Science and Higher Education Programs at the Gordon and Betty Moore Foundation and is a Professor of Health Policy and Management at the School of Public Health at the University of California, Berkeley. Dr. Penhoet was the Dean of the School of Public Health and Professor of Public Health and of Molecular and Cell Biology at University of California, Berkeley from 1998 until June 2002. Since 1981, Dr. Penhoet has also served as a director of Chiron Corporation, a biotechnology company. Dr. Penhoet served as Chiron’s President and Chief Executive Officer from the time he co-founded the company in 1981 until April 1998. From March 1997 to December 1998, Dr. Penhoet was a chairperson of the California Healthcare Institute. He is a member of the Boards of Directors of the Bay Area Council, the Oakland Museum Foundation, the UC System Biotech Advisory Committee, Kaiser Permanente, and the Advisory board for the Lester Center for Entrepreneurship and Innovation at UC Berkeley. He is also a director of Alta Partners, a venture capital firm, and a member of the boards of ZymoGenetics, Inc., a biopharmaceutical company, and Chiron Corporation.

Damion E. Wicker, M.D. Age 43	Dr. Wicker has been a director since July 2001. Dr. Wicker is currently co- head of Life Sciences and Healthcare Infrastructure of JPMorgan Partners, LLC. Since December 1996, Dr. Wicker has been a partner with JPMorgan Partners. Prior to joining JPMorgan Partners in 1993, Dr. Wicker was President of Adams Scientific, a medical diagnostics company, and held various positions with MBW Venture Partners, a venture capital firm. Dr. Wicker was also a Commonwealth Fund Medical Fellow for the National Institute of Health. He is currently a member of the NVCA Life Science Group Board and the Board of Trustees of the New York Academy of Medicine. Dr. Wicker is also a Director of V.I. Technologies, Inc., a biotechnology company. Dr. Wicker received a B.S. with honors from M.I.T, an M.D. from The Johns Hopkins University School of Medicine, and an M.B.A. from The Wharton School of the University of Pennsylvania.

Directors Whose Terms Will Expire in 2006
David R. Guyer, M.D Age 44	Dr. Guyer is a co-founder of our company and has been our Chief Executive Officer and a director since February 2000. Dr. Guyer is also currently a voluntary Clinical Professor of Ophthalmology at the New York University School of Medicine. From June 2000 to October 2002, he was also Professor and Chairman of the Department of Ophthalmology at the New York University School of Medicine. Dr. Guyer was Clinical Associate Professor of Ophthalmology at Cornell University Medical Center from July 1995 until June 2000, during which time he also served as Director of Residency Training at Manhattan Eye, Ear & Throat Hospital and was in private practice. Dr. Guyer has also served as the chief medical editor of Ophthalmology Times from July 1996 to the present. From 1992 to 2000, Dr. Guyer was the Study Co-chairman of the Pharmacological Therapy for Macular Degeneration Study Group, a 45-center worldwide group of retinal specialists studying drug therapy for AMD. Dr. Guyer received his M.D. from The Johns Hopkins University School of Medicine and his undergraduate degree from Yale College. He was an ophthalmology resident at The Wilmer Eye Institute, The Johns Hopkins University School of Medicine and completed his fellowship training in retinal surgery at the Massachusetts Eye and Ear Infirmary, a teaching affiliate of Harvard Medical School, where he was a Heed-Knapp Fellow. Dr. Guyer is the author of more than 100 scientific articles concerning ophthalmic diseases.

Marty Glick Age 55	Mr. Glick is a co-founder of our company and has been a director since February 2000. Mr. Glick has served as Executive Vice President and Chief Financial Officer of Theravance Inc, a biopharmaceutical company, since July 1998. From 1988 to October 1997, Mr. Glick held various positions at Genentech, Inc., including serving as Vice President of Finance from 1995 to October 1997. Mr. Glick is the chair of the Biotechnology Industry Organization’s Tax and Finance Committee. Mr. Glick received his M.B.A. in Finance from the Kellogg School of Management at Northwestern University. Mr. Glick is also a Certified Public Accountant and a Chartered Accountant (Canada).

Henry Simon Age 73	Mr. Simon has been a director since July 2001. Since 1987, Mr. Simon has held various positions with Schroder Ventures in London, a global private equity group, serving as the Chief Executive Officer of the life sciences team until 1997, its Chairman from April 1997 to December 2001 and a Special Partner since January 2002. Mr. Simon has been Chairman of Leica Microsystems AG since 1998, Chairman of Zarlink Semiconductors since 1994 and a director of Gyros AB since September 2002. From 1988 to 1997, he was the Chairman of Shire Pharmaceuticals and from 1993 to 1996 also served as the Chairman of Chiroscience. Prior to joining Schroder Ventures, Mr. Simon was President of Technicon Corporation, a diagnostics manufacturer, and prior to that Group Executive and Vice President of ITT Europe. Mr. Simon started his career at Bell Laboratories in 1959 after graduating from the Institute of Technology in Munich, Germany and the Royal Institute of Technology in Stockholm, Sweden.

PROPOSAL 2

SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board has selected the firm of Ernst & Young LLP as Eyetech’s independent auditors for the year ending December 31, 2004. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the matter. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from stockholders.

Eyetech’s Board recommends a vote FOR ratification of the selection of Ernst & Young LLP as independent auditors for Eyetech for the year ending December 31, 2004.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of our common stock as of March 23, 2004, by:

•	each of our directors, including the three nominees for re-election;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

      The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of May 22, 2004, 60 days after March 23, 2004, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

      Except as otherwise set forth below, the street address of the beneficial owner is c/o Eyetech Pharmaceuticals, Inc., 3 Times Square, New York, New York 10036.

	Number of Shares		Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Beneficially Owned

5% Stockholders
J.P. Morgan Partners (BHCA), L.P.	4,111,119	(1)	10.2%
1221 Avenue of the Americas
New York, NY 10020
BB Biotech AG	3,431,362	(2)	8.7%
Vodergasse 3 CH-8300 Schaffhausen, Switzerland
Schroder Ventures Entities	2,714,973	(3)	6.8%
22 Church Street Hamilton, Bermuda HM 11
Pfizer Inc.	3,223,443	(4)	8.1%
235 E. 42nd Street New York, NY 10017
MPM Capital, LP	2,745,095	(5)	6.9%
111 Huntington Avenue, 31st Floor Boston, MA 02199
Merrill Lynch Entities	2,572,826	(6)	6.4%
95 Greene Street, 7th Floor Jersey City, NJ 07302
Lakeview EyeTech	2,281,440	(7)	5.8%
125 S. Wacker Drive, Suite 1675 Chicago, IL 60606
Directors and Executive Officers
John P. McLaughlin	595,000	(8)	1.5%
David R. Guyer	1,470,000		3.7%
Paul G. Chaney	275,000	(9)	*
Glenn P. Sblendorio	200,000	(10)	*
Anthony P. Adamis	287,440	(11)	*

	Number of Shares		Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Beneficially Owned

Douglas H. Altschuler	200,000	(12)	*
Srinivas Akkaraju	4,081,119	(13)	10.2%
Marty Glick	598,625	(14)	1.5%
Michael Mullen	3,461,362	(15)	8.6%
Samir Patel	545,000	(16)	1.3%
Edward Penhoet	1,279,356	(17)	3.2%
Henry Simon	30,000	(18)	*
Damion E. Wicker	4,081,119	(19)	10.2%
All directors and executive officers as a group (13 persons)	13,090,310	(20)	32.0%

*	Less than 1%.

(1)	Includes 4,051,119 shares held by J.P. Morgan Partners (BHCA) LP and also includes 60,000 shares of common stock issuable upon exercise of stock options exerciseable within 60 days of March 23, 2004 granted to Dr. Akkaraju and Dr. Wicker. Drs. Akkaraju and Wicker are obligated to transfer any shares issued upon exercise of these stock options to J.P. Morgan Partners (BHCA), L.P. The general partner of J.P. Morgan Partners (BHCA), L.P. is JPMP Master Fund Manager, L.P., the general partner of which is JPMP Capital Corp., a wholly owned subsidiary of J.P. Morgan Chase & Co., a publicly traded company. Each of JPMP Master Fund Manager, L.P., JPMP Capital Corp. and J.P. Morgan Chase & Co. may be deemed beneficial owners of the shares held by J.P. Morgan Partners (BHCA), L.P., however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. Dr. Wicker, a member of our Board, is a Partner with J.P. Morgan Partners, LLC, an affiliate of J.P. Morgan Partners (BHCA), L.P., and an executive officer of JPMP Capital Corp., and may be deemed to hold voting and dispositive power for these shares.

(2)	Includes 3,431,362 shares held by Biotech Growth, N.V., a wholly owned subsidiary of BB Biotech AG. Mr. Mullen, a member of our Board, is President of Bellevue Research, Inc., a wholly owned subsidiary of Asset Management N.V., which is the asset manager for BB Biotech’s portfolios, and may be deemed to hold voting and dispositive power for these shares.

(3)	Includes 1,590,733 shares held by Schroder Ventures International Life Sciences Fund II, LP1; 677,484 shares held by Schroder Ventures International Life Sciences Fund II, LP2; 180,544 shares held by Schroder Ventures International Life Sciences Fund II, LP3; 24,539 shares held by Schroder Ventures International Life Sciences Fund II Strategic Partners LP; 39,551 shares held by SITCO Nominees Ltd VCO 1903; 6,194 shares held by Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme; 195,928 shares shares held by SV (Nominees) Limited as nominee for Schroder Ventures Investments Limited;. Schroder Venture Managers Limited is the fund manager for the Schroder entities. The investment committee of Schroder Venture Managers Limited consists of Nichola Walker, Gary Carr, Deborah Speight, Douglas Mello and Peter Everson, all of whom share voting and dispositive power over these shares.

(4)	Shares are held by Pfizer Overseas Pharmaceuticals, an affiliate of Pfizer.

(5)	Includes 165,940 shares held by MPM BioVentures II, L.P.; 1,503,730 shares held by MPM Bioventures II-QP, L.P.; 529,494 shares held by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG; 31,225 shares held by MPM Asset Management Investors 2001 LLC; and 514,706 shares held by MPM BioEquities Master Fund, LP. MPM Capital, LP and Medical Portfolio Management LLC, its general partner, are direct or indirect parent entities of MPM Asset Management LLC and MPM BioEquities Adviser, LLC, funds managed or advised by them (including MPM BioVentures II, L.P., MPM BioVentures II-QP., MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, MPM Asset Management Investors 2001 LLC and MPM BioEquities Master Fund, L.P.) and the general partners of such funds, and may be deemed to beneficially hold the securities owned by such funds, however, each disclaim beneficial ownership except to the extent of its pecuniary interest.

(6)	Includes 700,952 shares held by Merrill Lynch KECALP L.P. 1999; 60,952 shares held by KECALP Inc., as nominee for Merrill Lynch KECALP International L.P. 1999; and 1,810,922 shares held by Merrill Lynch Ventures L.P. 2001. Merrill Lynch KECALP L.P. 1999, Merrill Lynch KECALP International L.P. 1999 and Merrill Lynch Ventures L.P. 2001 are affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of our intial public offering.

(7)	Includes 1,714,285 shares held by Lakeview EyeTech, L.P.; and 567,155 shares held by Lakeview EyeTech II, L.P. The general partner of Lakeview Eyetech, L.P. and Lakeview Eyetech II, L.P. is Private Capital Investors, L.L.C. The managing partner of Private Capital Investors, L.L.C. is Thomas Elden, who disclaims beneficial ownership of the shares held by Lakeview Eyetech, L.P. or Lakeview Eyetech II, L.P., except to the extent of his pecuniary interest therein.

(8)	Includes 105,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 85,625 shares will have lapsed within 60 days of March 23, 2004.

(9)	Includes 275,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004. Our right to repurchase will not have lapsed within 60 days of March 23, 2004 with respect to any of the shares underlying the options held by Mr. Chaney.

(10)	Includes 200,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 112,500 shares will have lapsed within 60 days of March 23, 2004.

(11)	Includes 225,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 103,125 shares will have lapsed within 60 days of March 23, 2004.

(12)	Includes 200,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004 of which our right to repurchase 50,001 shares will have lapsed within 60 days of March 23, 2004.

(13)	Includes 30,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 10,625 shares will have lapsed within 60 days of March 23, 2004; also includes the shares described in Note (1) above. Dr. Akkaraju is obligated to transfer any shares issued upon exercise of the stock options granted to him to J.P. Morgan Partners (BHCA), L.P. As discussed in Note (1) above, Dr. Akkaraju may be deemed to hold voting and dispositive power of the shares described in Note (1). However, Dr. Akkaraju disclaims beneficial ownership of the shares held by J.P. Morgan Partners (BHCA), L.P., except to the extent of his pecuniary interest therein.

(14)	Includes 30,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 10,625 shares will have lapsed within 60 days of March 23, 2004.

(15)	Includes 30,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 10,625 shares will have lapsed within 60 days of March 23, 2004; also includes the shares described in Note (2) above. Mr. Mullen disclaims beneficial ownership of the shares held by Biotech Growth N.V., except to the extent of his pecuniary interest therein.

(16)	Consists of 30,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 10,625 shares will have lapsed within 60 days of March 23, 2004.

(17)	Includes 30,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 10,625 shares will have lapsed within 60 days of March 23, 2004, also includes 1,249,356 shares held by Alta BioPharma Partners II, LP. Mr. Penhoet is a director of Alta BioPharma Management II, LLC which is the general partner of Alta BioPharma Partners II, L.P. and a limited partner of Alta BioPharma Partners, L.P. Mr. Penhoet disclaims beneficial ownership of all such shares held by the Alta BioPharma Partners II, L.P, except to the extent of his proportionate pecuniary interests therein.

(18)	Consists of 30,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 10,625 shares will have lapsed within 60 days of March 23, 2004. Mr. Simon is a special partner of Schroder Ventures Life Sciences Advisors, Inc., an affiliate of the Schroder entities described in Note (3) above, but does not have beneficial ownership of the shares held by those entities under Section 13(d) of the Exchange Act and the rules and regulations of the SEC thereunder because he does not have voting or investment power over those shares.

(19)	Includes 30,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 10,625 shares will have lapsed within 60 days of March 23, 2004; also includes the shares described in Note (1) above. Dr. Wicker is obligated to transfer any shares issued upon exercise of the stock options granted to him to J.P. Morgan Partners (BHCA), L.P. As discussed in Note (1) above, Dr. Wicker may be deemed to hold voting and dispositive power of the shares described in Note (1). However, Dr. Wicker disclaims beneficial ownership of the shares held by J.P. Morgan Partners (BHCA), L.P., except to the extent of his pecuniary interest therein.

(20)	Includes 1,215,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 23, 2004, of which our right to repurchase 425,626 shares will have lapsed within 60 days of March 23, 2004 also includes the shares described in Notes (1), (2) and (18).

Section 16(a) Beneficial Ownership Reporting Compliance

      Our common stock became registered pursuant to Section 12 of the Exchange Act in January 2004. As a result of such registration, Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file reports with the SEC. Such reports include initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

      Since our directors, executive officers and the holders of more than 10% of our common stock did not become subject to Section 16(a) until January 2004, they were not required to file reports under Section 16(a) for the fiscal year ended December 31, 2003.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Summary Compensation

      The following table sets forth the compensation paid or accrued during the years ended December 31, 2002 and 2003 to our chief executive officer and to our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2003. We refer to these officers in this proxy statement collectively as our named executive officers.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Shares
					Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Options(#)	Compensation

David R. Guyer, M.D.	2003	$338,304	$135,378		—	—
Chief Executive Officer	2002	325,481	255,060		—	—
Paul G. Chaney(1)	2003	95,192	49,500		275,000	$4,500	(2)
Chief Operating Officer	2002	—	—		—	—
Glenn Sblendorio(3)	2003	232,814	64,041		—	—
Chief Financial Officer and SVP, Finance	2002	192,121	132,750		200,000	—
Anthony P. Adamis, M.D.(4)	2003	275,000	82,500	(5)	—	—
Chief Scientific Officer and SVP, Research	2002	137,710	91,250	(6)	225,000	87,500	(7)
Douglas H. Altschuler(8)	2003	165,385	70,069	(9)	200,000	—
SVP, Legal, General Counsel and Secretary	2002	—	—		—	—

(1)	Mr. Chaney joined our company in August 2003.

(2)	Represents automobile allowance.

(3)	Mr. Sblendorio joined our company in February 2002.

(4)	Dr. Adamis joined our company in July 2002.

(5)	Represents guaranteed bonus in accordance with Dr. Adamis’s employment agreement.

(6)	Includes a $50,000 signing bonus paid to Dr. Adamis in July 2002.

(7)	Represents consulting fees paid to Dr. Adamis during 2002 before he joined our company as an employee in July 2002.

(8)	Mr. Altschuler joined our company in May 2003.

(9)	Includes a $25,000 signing bonus paid to Mr. Altschuler in May 2003.

Equity Compensation Plan Information

      The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2003:

	(a)	(b)	(c)

			Number of Securities Remaining
	Number of Securities to	Weighted-Average	Available for Future Issuance
	be Issued Upon Exercise	Exercise Price of	Under Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	3,639,416	$2.80	4,352,334 *
Equity compensation plans not approved by security holders	1,057,500	$0.60	0

Total	4,696,916		4,352,334

*	After January 29, 2003 no stock options or other awards were granted under the 2001 plan.

      Equity compensation plans not approved by the security holders consist of individual option grants made between April 1, 2000 and December 31, 2000 outside of our stock incentive plans. The options are immediately exerciseable into restricted shares at an exercise price of $0.60 per share for a period of ten years from grant. The shares purchasable upon exercise of these options are subject to our right of repurchase that, subject to continued employment on applicable dates, lapses with respect to 25% of the shares on the first anniversary of the grant date and thereafter in thirty-six monthly installments.

      On September 10, 2003, the Board approved our 2003 Stock Incentive Plan. This plan, which was approved by our stockholders in December 2003, became effective on January 29, 2004, the date that the registration statement relating to our initial public offering was declared effective. Under this plan, 4,400,000 shares of common stock are authorized for issuance, subject to annual increases beginning in 2005 in accordance with the terms of the plan.

Stock Options

      The following table contains information regarding grants of options to purchase shares of our common stock to our named executive officers during the fiscal year ended December 31, 2003.

      Amounts in the following table represent potential realizable gains that could be achieved for the options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are calculated based on the requirements of the SEC and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.

Option Grants in Last Fiscal Year

Potential Realizable Value at
	Number of	Percentage of			Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees in	Price Per	Expiration
Name	Granted(#)(1)	Fiscal Year	Share	Date	5%($)	10%($)

David R. Guyer, M.D.	—	—	—	—	—	—
Paul G. Chaney	275,000	18%	$3.50	8/11/2013	$8,444,366	$14,016,363
Glenn Sblendorio	—	—	—	—	—	—
Anthony P. Adamis, M.D	—	—	—	—	—	—
Douglas H. Altschuler	200,000	13%	3.50	7/7/2013	6,141,357	10,193,718

(1)	The options that we granted to our executive officers and other employees prior to our initial public offering in January 2003 typically were exercisable as of the date of grant. However, the shares purchasable upon exercise of these options are subject to our right of repurchase that, subject to continued employment on the applicable dates, lapses with respect to 25% of the shares on the first anniversary of the date of grant and thereafter in thirty-six monthly installments.

(2)	The dollar amounts under these columns are the result of calculations at rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. The potential realizable values are calculated using the initial public offering price of $21.00 per share and assuming that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the assumed appreciated price.

     Option Exercises and Year-End Option Values

      The following table provides information about the number of shares issued upon option exercises by our named executive officers during the year ended December 31, 2003, and the value realized by our named executive officers. The table also provides information about the number and value of options held by our named executive officers at December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options at
	Shares		Options at December 31, 2003		December 31, 2003
	Acquired on	Value
Name	Exercise(#)	Realized	Exercisable(1)	Unexercisable	Exercisable	Unexercisable

David R. Guyer, M.D	—	—	—	—	—	—
Paul G. Chaney	—	—	275,000	—	$4,812,500	—
Glenn Sblendorio	—	—	200,000	—	3,928,000	—
Anthony P. Adamis, M.D	—	—	225,000	—	4,419,000	—
Douglas H. Altschuler	—	—	200,000	—	3,500,000	—

(1)	The options that we granted to our executive officers, including Mr. Sblendorio and Dr. Adamis, were exercisable as of the date of grant. However, the shares purchasable upon exercise of these options are subject to our right of repurchase that, subject to continued employment on the applicable dates, lapses with respect to 25% of the shares on the first anniversary of the date of grant and thereafter in thirty-six monthly installments. As of December 31, 2003, our right of repurchase had lapsed with respect to 91,667 of the shares underlying the options held by Mr. Sblendorio and 79,688 of the shares underlying the options held by Dr. Adamis. Our right of repurchase has not lapsed with respect to any of the shares underlying the options held by Messrs. Chaney and Altschuler.

      There was no public trading market for our common stock as of December 31, 2003. Accordingly, as permitted by the rules of the SEC, we have calculated the value of unexercised in-the-money options at fiscal year-end on the basis of an assumed fair market value of our common stock as of December 31, 2003 equal to the initial public offering price of $21.00 per share, less the aggregate exercise price.

Employment Agreements

      Dr. Guyer. Pursuant to an employment agreement effective April 12, 2000 and amended August 25, 2003, we are employing Dr. Guyer as our Chief Executive Officer. Under the amended agreement, Dr. Guyer received an annual base salary of $308,275 which commenced in February 2001 and has been subject to increases upon an annual review by our Board. The amended agreement provides for a discretionary annual bonus based on Dr. Guyer’s performance and our company’s business results as determined by our Board.

      Under the amended agreement, either we or Dr. Guyer may terminate his employment at any time, subject to continuation of salary payment and benefits for 18 months if we terminate Dr. Guyer’s employment without cause or if Dr. Guyer terminates his employment for good reason. If we terminate Dr. Guyer’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following a change in control of our company, we are obligated to pay Dr. Guyer a lump sum payment equal to two years of his then current base salary and reimburse Dr. Guyer for the costs of medical and dental benefits for up to 18 months. The amended agreement also provides that upon any change in control of our company, 50% of all of Dr. Guyer’s unvested equity rights in our company will immediately vest, and if we terminate Dr. Guyer’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following the change in control, 100% of Dr. Guyer’s unvested equity rights in our company will immediately vest.

      Mr. Chaney. Pursuant to an employment agreement dated August 25, 2003, we are employing Mr. Chaney as our Chief Operating Officer. Under the agreement, Mr. Chaney receives an annual base salary of $275,000 which commenced in August 2003 and is subject to increases upon an annual review by our Board. The agreement also provides for a monthly automobile allowance of $900 and that Mr. Chaney is eligible to receive additional incentive compensation of up to 35% of his base salary at the sole discretion of our Board.

      Under the agreement, either we or Mr. Chaney may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if we terminate Mr. Chaney’s employment without cause or if Mr. Chaney terminates his employment for good reason. If we terminate Mr. Chaney’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following a change in control of our company, we are obligated to pay Mr. Chaney a lump sum payment equal to 15 months of his then current base salary and reimburse Mr. Chaney for the costs of medical and dental benefits for up to 15 months. The agreement also provides that upon any change in control of our company, 50% of all of Mr. Chaney’s unvested equity rights in our company will immediately vest, and if we terminate Mr. Chaney’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following the change in control, 100% of Mr. Chaney’s unvested equity rights in our company will immediately vest.

      Mr. Sblendorio. Pursuant to an employment agreement dated February 1, 2002 and amended October 17, 2003, we are employing Mr. Sblendorio as our Chief Financial Officer. Under the amended agreement, Mr. Sblendorio received an annual base salary of $225,000 which commenced under the agreement in February 2002 and has been subject to increases upon an annual review by our Board. The amended agreement provides for:

•	a guaranteed bonus for Mr. Sblendorio’s first year of employment with us equal to 20% of his base salary, which was paid in April 2003;

•	an additional discretionary annual bonus based on Mr. Sblendorio’s performance and our business results as determined by our Board or our senior management upon the recommendation of our Chief Executive Officer; and

•	the grant of stock options to purchase 200,000 shares of common stock, which grant was made in February 2002.

      Under the amended agreement, either we or Mr. Sblendorio may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if we terminate Mr. Sblendorio’s employment without cause or if Mr. Sblendorio terminates his employment for good reason. If we terminate Mr. Sblendorio’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following a change in control of our company, we are obligated to pay Mr. Sblendorio a lump sum payment equal to 15 months of his then current base salary and reimburse Mr. Sblendorio for the costs of medical and dental benefits for up to 15 months. The amended agreement also provides that upon any change in control of our company, 50% of all of Mr. Sblendorio’s unvested equity rights in our company granted after the amendment of his employment agreement will immediately vest, and if we terminate Mr. Sblendorio’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following the change in control, 100% of Mr. Sblendorio’s unvested equity rights in our company granted after the amendment of his employment agreement will immediately vest.

      Dr. Adamis. Pursuant to an employment agreement dated April 12, 2002 and amended October 20, 2003, we are employing Dr. Adamis as our Chief Scientific Officer and Senior Vice President, Research. Under the amended agreement, Dr. Adamis receives an annual base salary of $275,000 which commenced under the agreement in April 2002 and has been subject to increases upon an annual review by our Board. The amended agreement provides for:

•	a signing bonus of $50,000, which was paid in 2002;

•	a guaranteed bonus equal to 30% of his base salary;

•	an additional discretionary annual bonus based on Dr. Adamis’s performance and our company’s business results as determined by our Board;

•	the grant of stock options to purchase 225,000 shares of common stock, which grant was made in July 2002; and

•	the sale of an additional 75,000 shares of fully vested stock at a price of $1.36 per share, which shares were purchased by Dr. Adamis in February 2003.

      Under the amended agreement, either we or Dr. Adamis may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if we terminate Dr. Adamis’s employment without cause or if Dr. Adamis terminates his employment for good reason. If we terminate Dr. Adamis’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following a change in control of our company, we are obligated to pay Dr. Adamis a lump sum payment equal to 15 months of his then current base salary and reimburse Dr. Adamis for the costs of medical and dental benefits for up to 15 months. The amended agreement also provides that upon any change in control of our company, 50% of all of Dr. Adamis’s unvested equity rights in our company granted after the amendment of his employment agreement will immediately vest, and if we terminate Dr. Adamis’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following the change in control, 100% of Dr. Adamis’s unvested equity rights in our company granted after the amendment of his employment agreement will immediately vest.

      Mr. Altschuler. Pursuant to an employment agreement dated August 25, 2003, we are employing Mr. Altschuler as our General Counsel. Under the agreement, Mr. Altschuler receives an annual base salary of $250,000 which commenced under the agreement in August 2003, subject to increases upon an annual review by our Board. The agreement also provides that Mr. Altschuler is eligible to receive additional incentive compensation of up to 35% of his base salary at the sole discretion of our Board.

      Under the agreement, either we or Mr. Altschuler may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if we terminate Mr. Altschuler’s employment without cause or if Mr. Altschuler terminates his employment for good reason. If we terminate Mr. Altschuler’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following a change in control of our company, we are obligated to pay Mr. Altschuler a lump sum payment equal to 15 months of his then current base salary and reimburse Mr. Altschuler for the costs of medical and dental benefits for up to 15 months. The agreement also provides that upon any change in control of our company, 50% of all of Mr. Altschuler’s unvested equity rights in our company will immediately vest, and if we terminate Mr. Altschuler’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following the change in control, 100% of Mr. Altschuler’s unvested equity rights in our company will immediately vest.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In 2003, we have engaged in the following transactions with our directors and officers and holders of more than 5% of our voting securities and affiliates of our directors, officers and 5% stockholders:

     Pfizer Collaboration

     Macugen

      Pfizer Inc. beneficially owned 8.1% of our common stock as of March 23, 2004. In December 2002, we entered into collaboration, license and related agreements with Pfizer to develop, manufacture and commercialize Macugen for the prevention and treatment of diseases of the eye and related conditions. Under the terms of the agreements:

•	Upon effectiveness of the collaboration arrangements in February 2003, Pfizer paid us $100 million, consisting of

•	a $75 million initial license fee; and

•	a $25 million equity investment in 2,747,253 shares of our series D convertible preferred stock at a price per share of $9.10, which series D convertible preferred stock automatically converted into an aggregate of 2,747,253 shares of common stock at the closing of our initial public offering in February 2004;

•	Pfizer purchased an additional $10 million of our common stock at the closing of our initial public offering in February 2004;

•	Pfizer is obligated to purchase up to an additional $15 million of our common stock in specified circumstances;

•	Pfizer will copromote Macugen with us in the United States and will share with us in profits and losses from the commercialization of Macugen in the United States, with our having the right to book all United States product sales;

•	Pfizer will commercialize Macugen outside the United States pursuant to an exclusive license and pay us a royalty on net sales;

•	Pfizer will generally fund a majority of the ongoing development costs incurred pursuant to an agreed development plan covering the development of Macugen for age-related macular degeneration, diabetic macular edema, retinal vein occlusion and other agreed upon ophthalmic indications;

•	Pfizer is potentially obligated to pay us up to $195.5 million in milestone payments based on the achievement of worldwide regulatory submissions and approvals; and

•	Pfizer is potentially obligated to pay us up to $450 million in milestone payments based upon attainment of agreed upon sales levels of Macugen.

      Under the agreements, the parties’ sharing of profits and losses from the commercialization of Macugen in the United States extends until the later of 15 years after commercial launch in the United States and the expiration of the United States patent rights licensed to Pfizer. The payment of royalties to us by Pfizer based on net sales of Macugen outside the United States extends, on a country-by-country basis, until the later of 15 years after commercial launch and the expiration of the patent rights licensed to Pfizer in each particular country. The royalty rate on net sales of Macugen outside the United States is reduced on a country-by-country basis to the extent that the patent rights in a particular country expire or a generic form of Macugen is marketed in that country. The United States patent rights licensed by us to Pfizer expire between 2010 and 2017. The corresponding foreign rights include patents that expire between 2011 and 2017 and patent applications which, if issued as patents, are expected to expire between 2011 and 2020. Pfizer may terminate the collaboration relationship without cause upon six to twelve months’ prior notice, depending on when such notice is given. Either party may terminate the collaboration relationship based upon material uncured breaches by the other party.

      The collaboration is governed by a joint operating committee, consisting of an equal number of representatives of us and Pfizer. There are also subcommittees with equal representation from both parties that have responsibility over development and regulatory, manufacturing and commercialization matters. Ultimate decisionmaking authority is vested in us as to some matters and in Pfizer as to other matters. A third category of decisions requires the approval of both us and Pfizer. Outside the United States, ultimate decisionmaking authority as to most matters is vested in Pfizer.

     Xalatan

      In connection with the Macugen collaboration, we entered into an agreement with Pfizer under which our sales force is entitled to participate in detailing Pfizer’s Xalatan glaucoma product on a nonexclusive basis in the United States. Xalatan is a once-a-day prescription eye drop marketed by Pfizer as a primary, or first line, therapy for glaucoma, an eye disease that is associated with the degeneration of the retinal cells responsible for transmitting images from the eye to the brain.

      Under this agreement, Pfizer is obligated to pay us a per detail fee for our details to general ophthalmologists and a percentage of incremental net revenues that are above a baseline threshold for our details to retinal specialists. We expect that our sales activities will commence in the middle of 2004 and will continue for a period of three years after we start detailing Xalatan. The agreement automatically terminates upon a termination of the Macugen collaboration or upon Pfizer’s sale, assignment, exclusive license or other disposition of the Xalatan product. In addition, we may terminate the agreement upon four months’ prior notice. Either party may terminate the agreement based upon material uncured breaches by the other party.

      By participating in the detailing of Xalatan, we expect that our domestic sales force will be able to access and form relationships with retinal specialists and general ophthalmologists prior to commercial launch of Macugen. We view the Xalatan agreement as primarily a strategic arrangement and anticipate only a modest economic impact.

     Consulting Agreement with Samir Patel

      From October 2001 through December 2003, we were party to a consulting agreement with Samir Patel, one of our founders and a member of our Board, under which Dr. Patel provided consulting services to us relating to our development, clinical investigation and commercialization of Macugen. Under the terms of the agreement, Dr. Patel provided at least 40 hours per month of consulting services to us in exchange for annual compensation of $85,000.

      In March 2004, we agreed to extend Dr. Patel’s consulting arrangement with us through September 2004, subject to definitive documentation. Under such arrangement, Dr. Patel would provide us with consulting services to be defined in his agreement and be paid a monthly consultancy fee of $22,650. He would also be eligible for a discretionary bonus of up to 25% of such consultancy fee. In addition, Dr. Patel would receive payment from January 2004 based on his current consultancy rate for providing services for us since the end of his prior arrangement with us in December 2003.

     Loan to Executive Officer

      On July 1, 2002, we provided a loan to Anthony P. Adamis, our Chief Scientific Officer and Senior Vice President, Research, that is evidenced by a promissory note in the aggregate principal amount of $102,000. The note bears interest at a fixed annual rate of 4.71%, with the interest payable at maturity, and matures in July 2008. Dr. Adamis used the proceeds from the loan to acquire 75,000 shares of our common stock. Dr. Adamis has pledged those shares to secure the loan. As of December 31, 2003, the total amount outstanding under the loan was approximately $109,000 including accrued interest.

     Director Compensation

      Please see “Board Structure and Compensation — Director Compensation Arrangements” for a discussion of options granted to our non-employee directors.

     Executive Compensation and Employment Agreements

      Please see “Executive Compensation” and “Executive Compensation — Stock Options” for additional information on compensation of our executive officers. Information regarding employment agreements with several of our executive officers is set forth under “Executive Compensation — Employment Agreements.”

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD ON EXECUTIVE COMPENSATION

      The objectives of the Compensation Committee are to establish compensation levels designed to enable Eyetech to attract, retain and reward executive officers who contribute to the long-term success of Eyetech so as to support the achievement of Eyetech’s long-term strategic objectives, to enhance stockholder value and, to the extent possible, to maximize the deductibility of compensation for tax purposes. During fiscal year 2003, the Compensation Committee reviewed the compensation policies with respect to Eyetech’s executive officers.

      The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards, and stock option grants. These components are administered with the goals of providing total compensation that is competitive in the marketplace, recognizing meaningful differences in individual performance and offering the opportunity to earn above average rewards when merited by individual and corporate performance. Bonus awards are primarily based on corporate performance, with actual awards varying according to Eyetech’s overall performance and the individual’s impact on that performance. Stock option grants are critical components of the executive compensation program and are intended to provide executive officers with an equity interest in Eyetech so as to link a meaningful portion of the compensation of Eyetech’s executive officers with the performance of Eyetech’s common stock.

      This report is submitted by the Compensation Committee and addresses the compensation policies for 2003 as such policies affected Dr. Guyer, in his capacity as Chief Executive Officer of Eyetech, and the other executive officers of Eyetech.

     Executive Compensation Program

      Annual compensation for Eyetech’s executive officers, including the named executive officers, consists of three principal elements: base salary, cash bonus and stock option grants. In addition, Eyetech executive officers may be eligible to participate in certain Eyetech executive compensation plans, including Eyetech’s 401(k) Plan, and Eyetech’s stock purchase plan.

     Base Salary and Cash Bonus

      The minimum base salaries of Messrs. Chaney, Sblendorio, Adamis and Altschuler are established in their employment agreements. Subject to these minimums, salary levels of these executives are reviewed and normally are anticipated to be increased annually. In setting the annual base salaries for Eyetech’s executive officers, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of Eyetech. Many of these companies are biotechnology and pharmaceutical companies, some of which are engaged in the research, development, manufacture and sale of ophthalmic product candidates and products. Eyetech compares the salary levels of its executive officers with those of these other leading companies through reviews of survey and proxy statement data collected by the Compensation Committee and from informal studies presented to the Compensation Committee by management, and strives to provide its executive officers with cash compensation competitive, generally, between the 50th to 75th percentile for total annual cash compensation paid by comparable companies.

      In setting the annual base salaries, the Compensation Committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on Eyetech and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside Eyetech. Adjustments to each individual’s base salary are made in connection with annual performance reviews.

      Cash bonuses, to the extent not guaranteed in employment agreements, are tied directly to Eyetech’s achievement of its goals and objectives and the contribution of the executive to such achievements. Each executive officer has a target bonus opportunity that is set by the Compensation Committee each year based on its review of total compensation at the companies in the comparison group identified above. For 2003, target bonus levels for Eyetech’s executive officers ranged from 30 — 40% of base salary, although actual bonus awards can range from zero to well above the target bonus level. The actual individual bonuses awarded for 2003 were based on the funding for the year and assessments of each individual’s achievement of priority goals for himself or herself and his or her department or group that were also established at the beginning of the year.

     Stock Options

      Executive officer compensation also includes long-term incentives afforded by options to purchase shares of Eyetech common stock. The Compensation Committee awards stock options under Eyetech’s stock incentive plans to Eyetech’s executive officers. The purposes of Eyetech’s stock option programs are to (i) highlight and reinforce the mutuality of long-term interests between employees and stockholders and (ii) assist in the attraction and retention of critically important executives, managers and individual contributors who are essential to Eyetech’s growth and development.

      Eyetech’s stock programs generally include vesting periods to optimize the retention value of these options and to orient Eyetech’s executive officers to longer term success.

      The number of shares of Eyetech common stock subject to stock option grants is generally intended to reflect the significance of the executive’s current and anticipated contributions to Eyetech. The value realized from exercisable options is dependent upon the extent to which Eyetech’s performance is reflected in the price of its common stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the option’s vesting schedule and not by the Compensation Committee.

      The Compensation Committee plans to grant stock option awards to Eyetech’s executive officers in the first quarter of a fiscal year with respect to the prior fiscal year after careful review of the individual’s performance and contribution to Eyetech’s overall performance.

     Employee Stock Purchase Plan

      Executive officers are also eligible to participate in our 2003 Employee Stock Purchase Plan. This plan is available to virtually all employees of Eyetech and generally permits participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

     Dr. Guyer’s 2003 Compensation

      Dr. Guyer’s employment as Eyetech’s our Chief Executive Officer is governed by an employment agreement effective April 12, 2000, which was amended August 25, 2003. Dr. Guyer is eligible to participate in the same executive compensation plans available to the other executive officers of Eyetech. During 2003, Dr. Guyer’s annual base salary was $338,304. The amended agreement provides for a discretionary annual bonus based on Dr. Guyer’s performance and our company’s business results as determined by our Board. Dr. Guyer received a bonus of $135,378 in 2004 for his performance in 2003, which was at the high end of his eligibility range, due to the company meeting its performance targets. Dr. Guyer’s base salary was increased to $400,000 for 2004.

     Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for certain compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to Eyetech’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that the compensation attributable to awards granted will be treated as qualified performance based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate and in the best interests of Eyetech and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Submitted by:

Compensation Committee

Edward Penhoet, Chairman
Srinivas Akkaraju
John P. McLaughlin

AUDIT COMMITTEE REPORT

      During fiscal year 2003, the Audit Committee reviewed the quality and integrity of Eyetech’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. Each of the Audit Committee members satisfies the definition of independent director as established in the NASDAQ corporate governance listing standards.

      In March 2004, in accordance with section 407 of the Sarbanes-Oxley Act of 2002, the Board identified Marty Glick as the Audit Committee’s “Financial Expert”. Eyetech operates with a calendar year fiscal year. The Audit Committee met five times, including telephone meetings, during 2003.

      The Board adopted a written charter for the Audit Committee on September 10, 2003. The Audit Committee reviewed the relevant requirements of the Sarbanes-Oxley Act, the revised rules of the SEC and the new corporate governance listing standards of NASDAQ regarding audit committee policies that were adopted in November 2003. The Audit Committee then proposed to the Board amendments to its charter to comply with the newly adopted NASDAQ standards. The Board adopted the Audit Committee’s proposed amendments in March 2004. The Audit Committee operated under such charters after their respective adoptions. The Audit Committee intends to further amend its charter, if necessary, as the rules and standards evolve to reflect any additional requirements or changes.

      A copy of the Audit Committee’s amended charter is attached to this proxy statement. You can also access the latest charter in the Corporate Governance section of the Investor Relations section of our website at www.eyetech.com or by writing to us at Eyetech Pharmaceuticals, Inc., 3 Times Square, New York, New York 10036.

      The Audit Committee has reviewed Eyetech’s audited consolidated financial statements and discussed such statements with management. The Audit Committee has discussed with Ernst & Young LLP, Eyetech’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

      The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence from Eyetech. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Eyetech’s audited consolidated financial statements be included in Eyetech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and be filed with the SEC.

Submitted by:

Audit Committee

          Henry Simon, Chairman

          Marty Glick
          Michael Mullen

Independent Auditor’s Fees

      The following table sets forth the aggregate fees billed by Ernst & Young LLP, our independent auditors, for audit services rendered in connection with the consolidated financial statements and reports for 2003 and 2002 and for other services rendered during 2003 and 2002 on behalf of Eyetech, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to Eyetech:

		% of		% of
Fee Category:	2003	Total	2002	Total

Audit Fees	$640,300	94%	$82,802	66%
Audit-Related Fees	$—	—%	$33,000	26%
Tax Fees:
Tax compliance/preparation	$38,670	6%	$9,560	8%
Total Tax Fees	$38,670	6%	$9,560	8%

Total Fees	$678,970		$125,362

      Audit Fees: Consists of fees billed for professional services rendered for the audit of Eyetech’s consolidated financial statements and review of the interim condensed consolidated financial statements included in Eyetech’s registration statement on Form S-1 in connection with Eyetech’s initial public offering and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

      Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Eyetech’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

      Tax Fees: Consists of tax compliance/ preparation and other tax services. Tax compliance/ preparation consists of fees billed for professional services related to federal, state and international tax compliance.

      All Other Fees: Consists of fees for all other services other than those reported above.

      In making its recommendation to ratify the appointment of Ernst & Young LLP as Eyetech’s independent auditors for the fiscal year ending December 31, 2004, the Audit Committee has considered whether services other than audit and audit-related provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

      The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

      From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent auditor during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

      The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent auditor. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Other Matters

No Incorporation by Reference of Board Committee Reports

      The Reports of the Compensation Committee of the Board on Executive Compensation and the Audit Committee Report (including reference to the independence of the Audit Committee members) above are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Eyetech under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Eyetech specifically incorporates such information by reference.

Stock Price Performance Graph

      Our common stock was not registered pursuant to Section 12 of the Exchange Act in 2003. We plan to furnish a stock performance graph in the proxy statement for our annual meeting in 2005.

Annual Report on Form 10-K

      Our Internet address is www.eyetech.com. The information on our website is not a part of, or incorporated into, this proxy statement pursuant to Section 14(a) of the Exchange Act. We make available on our website, and we will provide without charge, at the written request of any holder of our common stock of record as of the close of business on March 23, 2004, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. We will provide copies of the exhibits upon written request by eligible stockholders, for which we may impose a fee, limited to our reasonable expenses in providing such exhibits. Requests for copies of the exhibits to our annual report on Form 10-K should be mailed to:

Eyetech Pharmaceuticals, Inc.
3 Times Square, 12th Floor
New York, NY 10036
Attn: Investor Relations

Stockholder Proposals

Deadline for Submission of Stockholder Proposals for the 2005 Annual Meeting

      Under our Bylaws, stockholder proposals intended to be presented at the 2005 annual meeting must be received by Eyetech’s Corporate Secretary at Eyetech’s principal office at 3 Times Square, 12th Floor, New York, NY 10036, not later than February 12, 2005 (90 days prior to the first anniversary of the 2004 annual meeting) nor before December 15, 2005 (120 days prior to the first anniversary of the 2004 annual meeting) for inclusion in the proxy statement for that meeting. If the annual meeting for 2005 is advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the 2004 annual meeting, a stockholder’s notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Director Candidates

      Stockholders of record of Eyetech may recommend director candidates for inclusion by the Board in the slate of nominees that the Board recommends to stockholders for election. The Governance and Nominations Committee will review the qualifications of recommended candidates. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, his or her name will be included in Eyetech’s proxy card for the stockholder meeting at which his or her election is recommended.

      Stockholders may recommend individuals to the Governance and Nominations Committee for consideration as potential director candidates by submitting their names and background in writing to us at Eyetech Pharmaceuticals, Inc., 3 Times Square, 12th Floor, New York, New York 10036, Attn: Company Secretary. The Governance and Nominations Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Governance and Nominations Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Governance and Nominations Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Governance and Nominations Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons.

      In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominations Committee will apply the criteria which are attached to the Governance and Nominations Committee’s charter set forth Eyetech’s Corporate Governance Guidelines. Such criteria include, but are not limited to the following:

      1. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

      2. Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to the decision-making process of Eyetech.

      3. Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of the Board and its committees.

      4. Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of Eyetech, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

      5. Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director.

      6. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

      The Governance and Nominations Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

      From time to time Eyetech has paid a fee to third party search firms to assist Eyetech in identifying and evaluating potential nominees to serve on Eyetech’s Board.

Other Matters to be Brought Before the Annual Meeting

      The Board knows of no other matters that may properly be and are likely to be brought before the meeting, other than the matters discussed in this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment.

Expenses of Solicitation

      Eyetech will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement and the accompanying proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others so that they may forward such materials to such beneficial owners. Eyetech may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners.

     Householding

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number:

Eyetech Pharmaceuticals, Inc.
3 Times Square, 12th Floor
New York, NY 10036
Attn: Investor Relations
Telephone: (212) 997-9241

      If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors,

John P. McLaughlin
Chairman of the Board

New York, New York

March 26, 2004

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Appendix A

EYETECH PHARMACEUTICALS, INC.

AUDIT COMMITTEE CHARTER

A. Purpose

      The purpose of the Audit Committee is to assist the Board of Directors’ oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

B. Structure and Membership

      1. Number. Except as permitted by the applicable NASDAQ rules, the Audit Committee shall consist of at least three members of the Board of Directors.

      2. Independence. Except as otherwise permitted by the applicable rules of The NASDAQ Stock Market, each member of the Audit Committee shall be independent as defined by such rules, meet the criteria for independence set forth in Rule 10A 3(b)(1) under the Securities Exchange Act of 1934 (subject to the exemptions provided in Rule 10A 3(c)), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

      3. Financial Literacy. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

      4. Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

      5. Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors, or of a committee of the Board.

      6. Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Governance and Nominations Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C. Authority and Responsibilities

     General

      The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

     Oversight of Independent Auditor

      1. Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

      2. Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

      3. Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

      4. Preapproval of Services. The Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee may, in its discretion, adopt policies relating to the approval of services to be provided by the Company’s independent auditor.

      5. Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

—	critical accounting policies and practices;

—	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

—	other material written communications between the independent auditor and Company management.

     Audited Financial Statements

      6. Review and Discussion. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

      7. Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

      8. Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

     Review of Other Financial Disclosures

      9. Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

      10. Earnings Release and Other Financial Information. The Audit Committee shall discuss generally the types of information to be disclosed in the Company’s earnings press releases, as well as in financial information and earnings guidance provided to analysts, rating agencies and others.

      11. Quarterly Financial Statements. The Audit Committee shall review with the Company’s management and independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     Controls and Procedures

      12. Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures and the Company’s code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

      13. Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      14. Related-Party Transactions. The Audit Committee shall review all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis, and all such transactions must be approved by the Audit Committee.

      15. Internal Audit Function. The Audit Committee shall coordinate the Board of Director’s oversight of the performance of the Company’s internal audit function.

      16. Risk Management. The Audit Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

      17. Evaluation of Financial Management. The Audit Committee shall coordinate with the Compensation Committee the evaluation of the Company’s financial management personnel.

      18. Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D. Procedures and Administration

      1. Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

      2. Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

      3. Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

      4. Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

      5. Independent Advisors. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

      6. Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

      7. Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

      8. Annual Self-Evaluation. At least annually, the Audit Committee shall evaluate its own performance and report on such evaluation to the full Board.

ANNUAL MEETING OF STOCKHOLDERS OF

EYETECH PHARMACEUTICALS, INC.

May 12, 2004

Please date, sign and mail your
proxy card in the envelope provided as
soon as possible.

▼ Please detach along perforated line and mail in the envelope provided. ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the three (3) directors listed below to serve until the 2007 Annual Meeting of Stockholders:

NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O John P. McLaughlin O Srinivas Akkaraju O Michael G. Mullen

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2.	To ratify the appointment of Ernst & Young, LLP as independent auditors for Eyetech Pharmaceuticals, Inc. for the year ending December 31, 2004:	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON BOTH SIDES OF THIS PROXY.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON WEDNESDAY, MAY 12, 2004. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EYETECH PHARMACEUTICALS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF STOCKHOLDERS ON WEDNESDAY, MAY 12, 2004

     The undersigned hereby appoints Glenn P. Sblendorio and Douglas H. Altschuler, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Eyetech Pharmaceuticals, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 12, 2004 at 9:00 a.m., local time, at The Reuters Building Conference Center, 3 Times Square, 30th Floor, New York, NY 10036, or at any adjournment thereof, upon matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting of Stockholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows on the reverse side hereof.

(Continued, and to be signed, on the other side)